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                                                               Exhibit 5

                                June 13, 1997


CFX Corporation
102 Main Street
Keene, NH  03431

       Re:  Agreement and Plan of Reorganization, and
            Related Plan of Share Exchange with
            Community Bankshares, Inc., and Agreement
            and Plan of Reorganization, and Related Plan
            of Share Exchange with Portsmouth Bank
            Shares, Inc.
            --------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to CFX Corporation (the "Company") in connection with the Agreement and Plan of Reorganization, and Related Plan of Share Exchange, dated as of March 24, 1997 (the "Community Agreement") pursuant to which the Company will acquire all of the outstanding shares of common stock of Community Bankshares, Inc. ("Community"), and in connection with the Agreement and Plan of Reorganization, and Related Plan of Share Exchange, dated as of February 13, 1997 (the "Portsmouth Agreement") pursuant to which the Company will acquire all of the outstanding shares of common stock of Portsmouth Bank Shares, Inc. ("Portsmouth"), all in exchange for the total issuance by the Company of up to 12,800,000 shares of the Company's common stock, $0.66 2/3 par value (the "CFX Common Stock").

     Prior to rendering this opinion, we have reviewed such certificates, documents and records as we have deemed necessary for the purposes hereof, including the following:

     a. Copies of the Articles of Agreement and the Bylaws of the Company as now in effect;

     b. The Registration Statement on Form S-4 relating to the CFX Common Stock to be issued pursuant to the Community Agreement and to the Portsmouth Agreement being filed with the Securities and Exchange Commission contemporaneously herewith, including the exhibits thereto (the "Registration Statement"); and

     c. Resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery of the Community Agreement and the Portsmouth Agreement and the performance of the transactions contemplated therein, including the issuance of the CFX Common Stock.


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     Based upon the foregoing and such other investigation as we have deemed necessary, it is our opinion that when (i) the Community Agreement and the Portsmouth Agreement shall have been approved by the shareholders of the Company, (ii) the Registration Statement shall have become effective and (iii) the CFX Common Stock shall have been issued and delivered to the shareholders of Community and Portsmouth and the consideration therefor shall have been received by the Company, all in accordance with the provisions of the Community Agreement and the Portsmouth Agreement, the CFX Common Stock will be validly issued, fully paid and non-assessable.

     We understand that this opinion is to be used in connection with the Registration Statement and hereby consent to the filing of this opinion with and as a part of the Registration Statement and to the use of our name therein and in the related Proxy Statements under the caption "Legal Opinions".

                                             Very truly yours,

                                             DEVINE, MILLIMET & BRANCH
                                             Professional Association


                                             By:/s/ Paul C. Remus
                                                ----------------------
                                                Paul C. Remus, Officer